EXHIBIT 10.15

                               OPTION AGREEMENT

            THIS OPTION AGREEMENT (this "AGREEMENT") dated as of December 31,2001 between the INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF AUBURN ("OWNER") and FIBERCORE USA, INC., a Delaware corporation ("OPTIONEE").

                              W I T N E S S E T H:

            WHEREAS, Optionee and Employees' Retirement System of Alabama and Teacher's Retirement System of Alabama ("LENDERS") entered into a Loan Agreement dated as of December 31, 2001 ("LOAN') wherein Optionee agreed to develop, build and equip a plant located on the Premises (as such term is defined herein) for fiber optic manufacturing; more particularly identified, upon the terms and conditions set forth in the Loan Agreement; and

            WHEREAS, Owner has offered and Optionee has accepted certain business development assistance and benefits (collectively, the "AIBD AGREEMENTS") a copy of which is attached hereto as Exhibit A; and

            WHEREAS, Owner and Optionee are desirous of entering into this Agreement for the purpose of setting forth the agreements of the parties with respect to the conveyance of the Premises from Owner to Optionee.

            NOW, THEREFORE, for good and valuable consideration Owner and Optionee agree as follows:

            Section 1. Premises. Owner hereby grants, bargains and sells to Optionee an exclusive option, irrevocable on the part of Owner until September 30, 2002 (the "OPTION EXPIRATION DATE") to purchase:

            (a) the land more particularly described in Exhibit B attached hereto (the "LAND");

            (b) all right, title and interest of Owner, if any, in and to the land lying in the bed of any street in front of or adjoining the Land to the center line thereof and to any unpaid award or any taking by condemnation for any damage to the Land by reason of a change of grade of any street or highway;

            (c) the appurtenances and all the estate and rights of Owner in and to the Land and Buildings; and

            (d) all right, title and interest of Owner, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Land (all of the foregoing being collectively called the "PREMISES").


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            Section 2. Purchase Price. The purchase price is Twenty-Five
Thousand and No/100 Dollars ($25,000.00) and shall be payable in full as soon as possible after the Closing (as such term is hereinafter defined) in cash or by bank or certified check to the order of Owner, which shall be returned to Optionee upon the exercise of the Option.

            Section 3. Intentionally Omitted.

            Section 4. Title. The Premises are to be conveyed subject to the matters set forth in Exhibit C attached hereto.

            Section 5. Exercise of Option and Closing Date. Notice of the election of Optionee to purchase the Premises (the "ELECTION NOTICE") shall be given to Owner at least fifteen (15) days prior to the Option Expiration Date. The closing (the "CLOSING") shall take place on or before the Option Expiration Date on the date designated by Optionee in the Election Notice (the "CLOSING DATE") at the offices of Lender's attorneys, Messrs., Pappanastos, Wilson & Associates, P.C., at 25 South Court Street, Montgomery, Alabama 36104.

            Section 6. Deed and Taxes. At the Closing:

            (a) Owner shall deliver to Optionee a statutory warranty deed with covenant against grantor's acts so as to convey fee simple title to the Premises free of all encumbrances, except as stated in Section 4 hereof;

            (b) Optionee shall pay the purchase price.

            Section 7. Intentionally Omitted.

            Section 8. Representations and Warranties. Owner represents and warrants to Optionee that:

            (a) Owner shall not mortgage or otherwise encumber the Premises without the prior written consent of Optionee.

            Section 9. Apportionments at Closing. The real estate taxes are to be apportioned as of midnight on the day preceding the Closing.

            Section 10. Environmental Hazards. (a) Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Optionee by Owner in connection with this Agreement (such report is referred to below as the "ENVIRONMENTAL REPORT"), (i) there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Premises, except those that are both (A) in compliance with Environmental Laws (defined below) and with permits issued pursuant thereto and (B) fully disclosed to Optionee in writing pursuant the Environmental Report; (ii) there are no past, present or threatened Releases (defined remediated in accordance with Environmental Law; (iii) there is no threat of any Release of Hazardous Substances migrating to the Premises; (iv) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Premises which has not been fully remediated in accordance with Environmental Law;


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(v) Owner does not know of, and has not received, any written or oral notice or other communication from any person (including, but not limited to, a governmental authority) re1ating to Hazardous Substances or Remediation (defined below) thereof of possible liability of any person pursuant to any Environmental Law other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing and (vi) Owner has truthfully and fully provided to Optionee, in writing, any and all information relating to conditions in, on, under or from the Premises that is known to Owner and all information that is contained in Owner's files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Premises and/or to the environmental condition of the Premises.

            "ENVIRONMENTAL LAW" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of Premises upon a negative declaration or other approval of a governmental authority of the environmental condition of the Premises; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Premises to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in Premises; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Premises; or relating to wrongful death, personal injury, or Premises or other damage in connection with any physical condition or use of the Premises.

            "HAZARDOUS SUBSTANCES" include, but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar


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properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

            "RELEASE" of any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

            "REMEDIATION" includes, but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to in this Section.

            (b) Environmental Covenants. During the period that this Agreement is in effect, owner covenants and agrees that: (i) all uses and operations on or of the Premises, whether by Owner or any other person shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Premises;
(iii) there shall be no Hazardous Substances in, on, or under the Premises, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto and (B) fully disclosed to Optionee in writing; (iv) Owner shall keep the Premises free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Owner or any other person (the "ENVIRONMENTAL LIENS"); (v) Owner shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 10(c) below, including, but not limited to, providing all relevant information and making knowledgeable persons available for interviews; (vi) Owner shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Premises, pursuant to any reasonable written request of Optionee made in the event that Optionee has reason to believe that an environmental hazard exists on the Premises (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Optionee the reports and other results thereof, and Optionee and other Indemnified Parties shall be entitled to rely on such reports and other results thereof;
(vii) Owner shall, at its sole cost and expense, comply with all reasonable written requests of Optionee made in the event that Optionee has reason to believe that an environmental hazard exists on the Premises (A) reasonably effectuate Remediation of any condition (including, but not limited to, a Release of a Hazardous Substance) in, on, under or from the Premises; (B) comply with any Environmental Law; (C) comply with any directive from any governmental authority and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Owner shall not do or allow any user of the Premises to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person (whether on or off the Premises,, impairs or may impair the value of the Premises, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Premises and (ix) Owner shall immediately notify Optionee in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in on, under from


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or migrating towards the Premises; (B) any non-compliance with any Environmental
Laws related in any way to the Premises; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Premises and (E) any written or oral notice or other communication of which Owner becomes aware from any source whatsoever
(including, but not limited to, a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 10.

            (c) Optionee's Rights. In the event that Optionee has reason to believe that an environmental hazard exists on the Premises that does not, in Optionee's sole discretion, endanger any tenants or other occupants of the Premises or their guests or the general public or materially and adversely affect the value of the Premises, upon reasonable notice from Optionee Owner shall, at Owner's expense, promptly cause an engineer or consultant, satisfactory to Optionee, to conduct any environmental assessment or audit (the scope of which shall be determined in Optionee's sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Optionee and promptly deliver the results of any such assessment, audit sampling or other testing; provided, however if such results are not delivered to Optionee within a reasonable period or if Optionee has reason to believe that an environmental hazard exists on the Premises that, in Optionee's sole judgment, endangers any tenant or other occupant of the Premises or their guests or the general public or may materially and adversely affect the value of the Premises, upon reasonable notice to Owner, Optionee and any other Person designated by Optionee, including, but not limited to, any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation to enter upon the Premises at all reasonable times to assess any and all aspects of the environmental condition of the Premises and its use, including, but not limited, to conducting any environmental assessment or audit (the scope of which shall be determined in Optionee's sole and absolute discretion) and taking samples of soil, ground water or other water, air, or building materials, and reasonably conducting other invasive testing. Owner shall cooperate with and provide Optionee and any such Person designated by Optionee with access to the Premises.

            (d) Environmental Indemnification. Owner shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Optionee from and against any and losses and costs of Remediation (whether or not performed voluntarily), engineers' fees, environmental consultants' fees, and costs of investigation (including, but not limited to, sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Optionee, and directly or indirectly arising out of or in any way relating to any one (1) or more of the following: (i) any presence of any Hazardous Substances in, on, above, or under the Premises; (ii) any past, present or threatened Release of Hazardous Substances in, on, above under or from the Premises; (iii) any activity by Owner, any person affiliated with Owner or any tenant or other user of the Premises in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Premises of any Hazardous Substances at any time located in, under, on or above the


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Premises; (iv) any activity by Owner, any Person affiliated with Owner or any tenant or other user of the Premises in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action; (v) any past or present non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Premises or operations thereon, including, but not limited to, any failure by Owner, any affiliate of Owner or any tenant or other user of the Premises to comply with any order of any governmental authority in connection with any Environmental Laws; (vi) the imposition, recording or filing of any Environmental Lien encumbering the Premises; (vii) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Section 10;
(viii) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Premises, including, but not limit to, costs to investigate and assess such injury, destruction or loss; (ix) any acts of Owner or other users of the Premises in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances owned or possessed by such Owner or other users, at any facility or incineration vessel owned or operated by another person and containing such or any similar Hazardous Substance; (x) any acts of Owner or other users of the Premises, in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites selected by Owner or such other users, from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (xi) any personal injury, wrongful death, or Premises damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Premises and (xii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligation pursuant to Section 10(b) hereof. This indemnity shall survive any termination of this Agreement.

            (e) Duty to Defend; Attorneys' Fees and Other Fees and Expenses. Upon written request by Optionee, Owner shall defend Optionee (if requested by Optionee, in the name of Optionee) by attorneys and other professionals approved by Optionee. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Owner and Optionee and Owner and Optionee shall have reasonably concluded that there are any legal defenses available to it that are different from or additional to those available to Owner, Optionee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of Optionee, provided that no compromise or settlement shall be entered without Owner's consent, which consent shall not be unreasonably withheld. Upon demand, Owner shall pay or, in the sole and absolute discretion of Optionee, reimburse Optionee for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

            (f) Notwithstanding the representations, covenants and agreements contained in Section 10, Environmental Hazards, the obligations and responsibilities of the Owner, shall be limited to events and occurrences from after the time of delivery of the Phase One Environmental Report duly addressed to Optionee in a form satisfactory to Optionee.


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            Section 11. Damage to Premises. In the event the Premises shall be destroyed or damaged by fire or other cause prior to Closing, Owner shall have no obligation to repair, restore or replace the same and this Agreement shall continue in full force and effect without any reduction or abatement in, or credit against, the purchase price, but Owner shall assign and turn over at the Closing and Optionee shall be entitled to receive and keep, all insurance proceeds paid or to be paid with respect to such destruction or damage which remain after payment or reimbursement has been made for any work theretofore performed by Owner in connection with the repair and restoration of such destruction or damage to the Premises.

            Section 12. Termination of Agreement. Notwithstanding anything contained herein, to the contrary this Agreement shall terminate and be of no further force or effect at such time as Owner shall convey the Premises to Optionee.

            Section 13. Default by Owner. In the event Owner defaults hereunder Optionee shall have the right, in addition to such rights as Optionee may have at law or in equity, to apply a portion of the purchase price to satisfy any liens or encumbrances which Owner is obligated to pay and discharge hereunder. For the purposes hereof a breach by Owner of any of the representations or warranties contained in Section 8 hereof shall constitute a default hereunder.

            Section 14. Broker. The parties warrant and represent that they have dealt with no brokers in connection with this transaction. Optionee shall indemnify and hold Owner harmless from and against any claims asserted by any broker claiming to have dealt with Optionee in connection with this transaction and Owner shall indemnify and hold Optionee harmless from and against any claims asserted by any broker claiming to have dealt with Owner in connection with this transaction. This paragraph shall survive the Closing.

            Section 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

            Section 16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one (1) and the same instrument.

            Section 17. Notices. Any notice, request, consent or other communication under this Agreement (a "NOTICE") shall be in writing and shall be given by mailing the same by registered or certified mail, return receipt requested, addressed to the parties at the addresses hereinabove set forth. Either party may by notice to the other change the address to which notices to such party shall thereafter be given.

            Section 18. Optionee Takes "As Is". Optionee shall accept the Premises on the Closing "as is" and, except as otherwise expressly provided herein Owner has made no warranty, representation or agreement with respect to the condition or the repair of the Premises.

            Section 19. Assignment. Optionee shall have the right to assign this Agreement to a wholly owned subsidiary of Optionee.


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            Section 20. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

            Section 21. Entire Agreement. All understandings and agreements heretofore had between the parties are merged in this Agreement, which alone fully and completely expresses their agreement, and it is entered into after full investigation, neither party relying upon any statement or representation, not embodied in this Agreement, made by the other.

                         [NO FURTHER TEXT ON THIS PAGE]


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            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                         OWNER:

Attest:                                  INDUSTRIAL DEVELOPMENT BOARD
                                            OF THE CITY OF AUBURN


/s/ Philip Dunlap                        By: /s/ Norman L. Caldwell
------------------------------------         ----------------------------------
Philip Dunlap, Secretary                     Name:  Norman L. Caldwell
                                             Title: Chairman of the Board


                                         OPTIONEE:


                                         FIBERCORE USA, INC., a Delaware
                                            corporation


                                         By: Robert Lobban
                                             ----------------------------------
                                             Name:  Robert Lobban
                                             Title: Chief Financial Officer

STATE OF ALABAMA
COUNTY OF LEE

            I, the undersigned authority, a Notary Public and for said County and State, hereby certify that Norman L. Caldwell, whose name as Chairman of the Board of the Industrial Development Board of the City of Auburn is signed to the foregoing Option Agreement and who is known to me, acknowledged before me that he, acting in his capacity as such officer, executed the same for and as the act of the corporation.

            Given under my hand and official seal this 28th day of December,
2001

                                             /s/ (ILLEGIBLE)
(NOTARY SEAL)                                -----------------------------------
                                                        Notary Public

                                 City of Auburn
                            Home of Auburn University

July 24, 2001

Mr. Steven Phillips
Chief Financial Officer,
Treasurer and Director
FiberCore, Inc.
253 Worcester Road
Charlton, Massachusetts 01507

Dear Mr. Phillips:

Please accept this letter as a written confirmation of the City of Auburn and its Industrial Development Board to provide the following incentives to FiberCore should you select Auburn, Alabama for your new manufacturing facility. Specifically, Auburn will provide you with the following incentives:

      1. Provide to the Company, at no cost, Lot 1 Auburn Technology Park, North. This lot is approximately 35.04 +/- acres. This site already has a finished pad of approximately 250,000 square feet (98% compaction) and is ready for construction. The new Auburn Technology Park, North will be served by all utilities. The Board has placed a value on this lot of approximately $1,100,000 (drawing attached).
      2. The Board will ensure that all utility connections are brought to designated locations no greater than five (5) feet from your building to facilitate connections. This incentive is valued at $50,000.
      3. The City will provide the Company with all available tax abatements for property and sales and use taxes in connection with land, building improvements, and capital equipment. The anticipated millage rate to be abated shall be 23 mils out of a total of 54 mils applicable in Auburn, Alabama. The millage not abated reflects school taxes, hospital and children's home. Property tax abatement is for ten (10) years and sales and use tax abatement are one time only. We have used total project costs of $46.5 million for computation purposes. The estimated abatement to the Company has a value of $3,603,350 (computation attached).
      4. The Board will provide assistance to the Company to ensure that all State of Alabama incentives are obtained. These include the following:
            o Alabama Industrial Development Training -- letter of commitment attached.
            o Capital Investment Tax Credit -- letter of commitment attached.


              144 Tichenor Avenue, Suite 1 o Auburn, Alabama 36830
          (334) 501-7260 o FAX: (334) 501-7299 o www.auburnalabama.org

Mr. Steve Phillips
Page two
July 24, 2001


The City of Auburn and its Industrial Development Board are extremely pleased that FiberCore, Inc. is considering our community for a new manufacturing facility. We look forward to working with you to make this project a reality. Please do not hesitate to call us if we may provide you with additional information.


Industrial Development Board              City of Auburn


---------------------------------------   --------------------------------------
Normal L. Caldwell, Chairman              Bill Ham, Jr., Mayor

                                FIBERCORE INC.

Estimated Amounts of Taxes to be Abated:

I.    Non-Educational Ad Valorem Taxes:

      1.)   Proposed new building in Auburn Technology Park North:

            Value: $7,500,000 x 20% Assessment
            23 mils Abated (non-educational taxes*) =         $ 34,500 annually

      2.)   Land (including site work):

            Value: $1,100,000 x 20% Assessment
            23 mils Abated (non-educational taxes*) =         $5,060 annually

      3.)   New Mfg. Equipment to be purchased and used in Auburn:

            Value: $39,000,000 x 20% Assessment
            23 mils Abated (non-educational taxes*) =         $ 179,400 annually

      Estimated Total Ad Valorem Taxes Abated =               $ 218,960 annually
                                                                      x10
                                                              ------------------

                                            Ten Year Total =      $2,189,600

(*31 Mils are not abated which included: 4.0 Mils for Hospital and Children's
Home)

II.   Sales and Use Taxes:

      Abatement for Sales Taxes = 6.5% (1.0% County-wide Schools not abated) Abatement for Machinery in Mfg. = 3.0%

      1.)   Building materials used in construction:

            Materials estimated at $3,750,000 x 6.5% =        $ 243,750

      2.) New capital equipment purchased for use in manufacturing in Auburn:

            $39,000,000 x 3.0% =                              $ 1,170,000

      Estimated Total Sales and Use Tax Abatement:
           (*One Time Only)                                   $ 1,413,750*
                                                              ------------------

      ESTIMATED TOTAL VALUE OF ABATEMENTS =                   $ 3,603,350
                                                              ------------------